EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-126316 on Form S-8 of Hibbett Sports, Inc. of our report dated September 26, 2007, with respect to the statements of net assets available for benefits of Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan as of June 30, 2007 and 2006, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended June 30, 2007 which report appears in the June 30, 2007 Annual Report on Form 11-K of Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan.

Birmingham, Alabama	KPMG LLP

September 28, 2007

- END OF EXHIBIT 23 -

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